Via Facsimile and U.S. Mail
Mail Stop 6010


July 8, 2005

Mr. Michael F. Brigham
President, Chief Executive Officer and Treasurer
ImmuCell Corporation
56 Evergreen Drive
Portland, ME 04103

Re:	ImmuCell Corporation
	Form 10-K for the fiscal year ended December 31, 2004
	Filed March 29, 2005
	File No. 001-12934

Dear Mr. Brigham,

      We have completed our review of your Form 10-K and related filings and have no further comments at this time.

						Sincerely,


								Joel Parker
								Accounting Branch Chief